UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SpectraScience, Inc.
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SpectraScience, Inc.
11568-11 Sorrento Valley Rd.
San Diego, CA 92121
(858) 847-0200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2008 Annual Meeting of the shareholders of SpectraScience, Inc., a Minnesota corporation (the “Company”), will be held at The University Club, located at 420 Summit Avenue, St. Paul. MN 55102, on May 5, 2008, at 9:00 a.m., Central Daylight Saving Time, to consider and vote upon the following matters:

1.	Election of seven directors.

2.	Amendment of the Company’s Bylaws to permit uncertificated shares

3.	Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have fixed the close of business on March 31, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Our transfer books will not be closed.

Whether or not you expect to be present personally at the Annual Meeting, please complete, date, sign, and return the accompanying proxy in the enclosed, self-addressed envelope at your earliest convenience. This will insure your participation in the decisions to be made by the shareholders. We sincerely hope that all shareholders who can attend the Annual Meeting will do so.
BY ORDER OF THE BOARD OF DIRECTORS

Jim Hitchin
Secretary

April 4, 2008

2

SpectraScience, Inc
11568-11 Sorrento Valley Rd.
San Diego, CA 92121
(858) 847-0200

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
May 5, 2008

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of SpectraScience, Inc. (the “Company”) in connection with the 2008 Annual Meeting of the Shareholders of the Company, to be held on Monday, May 5, 2008, at 9:00 a.m. Minneapolis time at The University Club, 420 Summit Avenue, St Paul, MN 55102 and any adjournments thereof. This Proxy Statement and the accompanying form of proxy card are first being mailed to shareholders on or about April 4, 2008.

How to Vote

☐	By signing and returning the enclosed proxy card, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted; Board Recommendations

☐
Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted as follows, in accordance with the recommendations of the Board: FOR all nominees for director and FOR the amendment to the Bylaws. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote in accordance with their discretion.

How to Revoke Your Proxy

☐
You have the power to revoke your proxy at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Jim Hitchin, Chief Executive Officer, before the meeting on May 5, 2008. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room.

Abstentions

☐
If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

☐
If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Cost of Solicitation

☐
We will pay all expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but officers, directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation will be paid by us for such solicitation. We may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.

VOTING RIGHTS

Only shareholders of record at the close of business on March 31, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had issued and outstanding approximately 59,600,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Each holder of record of our Common Stock is entitled to one vote for each share registered in the shareholder’s name as of the record date. Each holder of record of Preferred Stock is entitled to one vote for each share of Common Stock into which the holder’s Preferred Stock could be converted as of the record date. The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors. No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting.

The presence in person or by proxy of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Directors are elected by plurality vote and all other proposals are adopted by the majority vote of the quorum.

OWNERSHIP OF COMMON STOCK

The following table shows as of March 31, 2008, the stock ownership of (i) all persons known by us to be beneficial owners of more than five percent of our outstanding shares of Common Stock, (ii) each director and each nominee for election as a director, (iii) the Named Executive Officers (as defined below under the caption “Executive Compensation”), and (iv) all current directors and executive officers as a group:

Name and Address of Beneficial Owner c/o SpectraScience, Inc. 11568-11 Sorrento Valley Rd. San Diego, CA 92121	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
EuclidSR Partners, LP (11)	10,325,142	18%
Jim Hitchin (2) (3)	9,192,149	16
John Pappajohn (3) (4)	8,080,476	14
Rand Mulford (3) (5)	790,000	1
Chester E. Sievert (3) (6)	882,500	1
Mark McWilliams (3) (7)	608,333	1
Stanley Pappelbaum (3) (8)	316,667	*
Honorable Tommy Thompson (3) (9)	133,333	*
Jim Dorst (2) (10)	133,333	*
Directors and executive officers, as a group	20,136,791	34%
		* Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by him or her.

(2) Executive Officer

(3) Director

(4) Includes 133,333 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report. Assumes conversion of Mr. Pappajohn’s Series A Convertible Preferred Stock into common stock of the Company.

(5) Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(6) Includes 300,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(7) Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(8) Includes 266,667 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(9) Includes 133,333 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(10) Includes 133,333 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this report.

(11) EuclidSR Partners, LP owns 6,143,460 shares of Common Stock and is a related entity to EuclidSR Biotechnology Partners and Euclid Partners IV, LP, which together own 4,181,682 shares. The business address for all Euclid entities is 45 Rockefeller Plaza, Suite 3240, New York, New York 10111.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Nominating Committee has named the individuals listed below for election as directors, each to serve until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until his earlier resignation or removal. All of the nominees are currently directors.

Unless instructed not to vote for the election of directors or not to vote for any specific nominee, your proxy will be voted to elect the listed nominees. If any nominee withdraws as a candidate or is otherwise unavailable to stand for election at the meeting, the named proxies will vote for such other persons as they may determine, in their discretion. We do not anticipate that any candidate will withdraw.

The following information is provided with respect to the nominees for directors:

Name	Age	Director Since
Jim Hitchin	65	2004
Mark McWilliams	51	2004
Rand Mulford	64	2004
Dr. John Pappajohn	79	2007
Stanley Pappelbaum, M.D.	70	2006
Chester E. Sievert	56	2004
Honorable Tommy Thompson	66	2007

Jim Hitchin, Chairman, President and CEO joined SpectraScience in January 2004 as part of the bankruptcy acquisition team. For the previous 15 years, he was the founder, CEO and Chairman of Infrasonics, Inc., a medical device company in the respiratory care field. Infrasonics was venture funded and completed a successful initial public offering. Mr. Hitchin served as Chairman, President and CEO of Infrasonics during its 15 years as a public company. Infrasonics was the first in its market to have ISO 9001 and the CE Mark for fourteen 510(k) and two PMA products. Infrasonics revenue growth was at a compound rate of 62% during its fifteen-year life before being sold to a competitor for 2.5 times revenue. In previous companies, he was COO of a public energy company and the VP, General Manager of a public oceanographic engineering firm. Mr. Hitchin has extensive experience in all phases of manufacturing and company operations, in particular, sales and marketing of medical devices. He graduated from San Diego State University with a degree in Physics. The Company maintains key-man life insurance on Mr. Hitchin in the amount of $2,000,000.

Mark McWilliams, Director. Since June 2007 he has served as the CEO of Medipacs, Inc a development stage infusion pump company. Prior to that, from December 2003 to November 2005 he was Director of Cell Imaging and Analysis at Beckman Coulter after the recent sale of Q3DM to Beckman in December 2003. He was President and Chief Executive Officer and Director of Q3DM, from October 2001 to December 2003, a life-sciences startup that raised several angel and venture capital funding rounds that was acquired by Beckman Coulter. Previously, he was founder and COO of Medication Delivery Devices (“MDD”), an alternate care infusion systems company that was acquired by Baxter Healthcare in 1996. Mr. McWilliams served as a VP of Research and Development at Baxter Healthcare for three years following the sale of MDD. Prior to MDD, he served as Product Development Manager at the founding of Block Medical where he was responsible for bringing the company’s first two FDA approved products rapidly to market. Block was sold to Hillenbrand Industries in 1991. He previously worked for Hughes Aircraft, Vacuum General and Martin Marietta. He earned his MSME from the Massachusetts Institute of Technology, his BSME from Northeastern University and holds eight utility patents.

Rand P. Mulford, Director. Since November 2005, Mr. Mulford has been one of three founding partners of Adamis Pharmaceuticals Corporation, which is engaged in developing anti-viral therapies and operates a specialty pharmaceutical and pharmaceutical packaging subsidiary. Immediately prior, from July 2003 to October 2005 he served as E.V.P. for Strategy with Chatham Capital and Forest Health Services. For the previous two years, he was part of the senior management team of a small investment banking firm that specialized in funding early stage companies and technology-based spinouts using private placements. He has worked directly with four portfolio companies. Mr. Mulford was asked to identify critical issues and develop business strategy, serve on three of the Boards of Directors, assume a direct managerial role in two of the companies, and negotiate the successful sale of one of the companies. His corporate experience includes: Group V.P. of Planning and Control for a petrochemical company; head of Corporate Planning at Merck; CFO of a human tissue company; COO of a drug discovery company, and President of its subsidiary, a research chemical company; COO of a diagnostics company; Chairman of the Board of a medical device company; and head of Corporate Development at a bio-pharmaceutical company. Mr. Mulford started his business career with the consulting firm of McKinsey & Co. in the Chicago office. During an eight-year period, he served about twenty clients working on a variety of issues primarily related to strategy and organization. Mr. Mulford obtained his bachelors degree in engineering with honors from Princeton University in 1965. For the next five years he served as a naval officer in the nuclear submarine program. Subsequently, he earned an MBA with high distinction at Harvard Business School.

John Pappajohn, Director. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., CareGuide, Inc., and PharmAthene, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Stanley J. Pappelbaum M.D., Director. Dr. Pappelbaum has been Managing Partner of Pappelbaum, Turner & Associates, a national healthcare consultancy company that advises hospital, medical group, health insurance, and governmental healthcare clients since 2000. Dr. Pappelbaum joined Scripps hospital in 1996 as Chief Transformational Officer in charge of creating and implementing Scripps’ strategic vision of the future. In 1997, he was promoted to Executive Vice President and Chief Operating Officer and, in 1999, he was promoted to President and Chief Executive Officer when the hospital reached annual revenues of over $1 billion. From 1985 to 1995, he was the managing partner of Professional Health Consulting Group, a national company of physician executives who analyzed and managed change for complex not-for-profit healthcare systems clients throughout the United States. From 1969 to 1984, Dr. Pappelbaum taught and practiced Pediatric Cardiology at the University of California, San Diego and at San Diego Children’s Hospital, where he was Chief of Pediatric Cardiology from 1972-1978. Dr. Pappelbaum completed his undergraduate work at McGill University, Montreal and received his medical degree from the University of British Columbia Faculty of Medicine in Vancouver. He completed his residency in pediatric medicine at Montreal Children’s Hospital of McGill University and did graduate studies in cardiovascular physiology and a fellowship in pediatric cardiology at the University of California, Los Angeles. He also was awarded an Alfred P. Sloan Fellowship at the Massachusetts Institute of Technology where he earned a Master's degree in management (health option) from MIT.

Chester E. Sievert, Jr., Director. Mr. Sievert has been President of Advanced Photodynamic Technologies since January 2003. He previously worked at SpectraScience as a consultant in June 1996, and subsequently held various executive positions. Mr. Sievert served as Chairman of the Board of SpectraScience beginning in June 1999. He served as President from March 1998, and Chief Executive Officer from January 1999 until December 2001. He then became Executive Vice President of Technology and Chairman of the Board until September 2002. Prior to joining SpectraScience, Mr. Sievert was a founder and President of two medical product companies; ReTech, Inc. from 1980 to 1986; and FlexMedics Corporation from 1986 to 1995. Both Companies were sold to American Endoscopy, Inc. and Phillips Plastics Corporation, respectively. As a former Senior Research Health Scientist on staff at the University of Minnesota Medical School and the Veterans Administration Medical Center, Mr. Sievert has published more than 50 medical journal articles in the fields of gastroenterology, endoscopy and fiber optics. He has also been awarded eight United States and International patents. Mr. Sievert has a Bachelor of Science Degree in Comparative Physiology from the University of Minnesota.

Honorable Tommy Thompson, Director. Before entering the private sector in 2005, Secretary Thompson enjoyed a long and distinguished career in public service. In 1966 he won a seat in Wisconsin’s state Assembly. He became assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Elected Governor of Wisconsin in 1986, he was reelected in 1990, and in 1994 became the first Governor in the state’s history to be elected to a third four-year term. In 1998 he was elected to a fourth term, and served in that position until his appointment as Secretary of Health & Human Services in 2001.

As the head of the Department of Health & Human Services, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, he also focused on expanding services to seniors, the disabled and low-income Americans.

As Governor of Wisconsin, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform and for his work in expanding health care access across all segments of society.

Secretary Thompson is well-known for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad; from 2003 to 2005, he served as the chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

Secretary Thompson has received numerous awards for his public service, including the Anti-Defamation League’s Distinguished Public Service Award, Governing Magazine’s Public Official of the Year Award and the Horatio Alger Award, which is awarded annually to “dedicated community leaders who demonstrate individual initiative and a commitment to excellence—as exemplified by remarkable achievements accomplished through honesty, hard work, self-reliance, and perseverance.” He is a former Chairman of the National Governors’ Association, the Education Commission of the States and the Midwestern Governors’ Conference.

Secretary Thompson received both his B.S. in 1963 and his J.D. in 1966 from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin Bars.  He is also on the Boards of CR Bard, Centene Corporation and Pure Bioscience.

Board Meetings. The Board of Directors held six meetings during fiscal 2007. All directors attended at least 75% of the meetings of the Board of Directors and of each committee on which they served.

Committees. The Company has an audit committee, a compensation committee, and a nominating committee, each of which is comprised of all non-employees (outside directors). The members of these committees during fiscal 2007 were as follows:

Audit Committee	Compensation Committee	Nominating Committee

Rand Mulford, Chairman	Rand Mulford, Chairman	Rand Mulford, Chairman
Mark McWilliams	Mark McWilliams	Mark McWilliams
Stanley Pappelbaum	Stanley Pappelbaum	Stanley Pappelbaum

Audit Committee. The audit committee has sole authority to appoint, review and discharge our independent public accountants. The committee also reviews and approves in advance the services provided by the independent public accountants and reviews our internal accounting controls. The audit committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee are “independent” under the current Nasdaq stock market listing standards. The Board has identified Rand Mulford as the current member of our Audit Committee who meets the definition of an “Audit Committee Financial Expert” under rules of the Securities and Exchange Commission. During fiscal 2007, the Audit Committee held 5 meetings. See “RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS - Report of Audit Committee” below. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.

Compensation Committee. The compensation committee develops general compensation policies and establishes compensation plans and specific compensation levels for executive officers. The compensation committee met twice during fiscal 2007 to consider the compensation of the executive officers and certain employees. See “EXECUTIVE COMPENSATION BELOW”.

Nominating Committee. The nominating committee selects nominees for election as directors of the Company. In fiscal 2007, the nominating committee met once, at which time it selected nominees for election at the upcoming annual meeting. The nominating committee will consider qualified director nominees recommended by shareholders for election in 2009 and beyond. Our process for receiving and evaluating Board member nominations from our shareholders is described below under the caption “Nomination of Director Candidates.”

Compensation of Directors. The Company does not pay directors for Board of Directors’ meetings or committee meetings attended, but reimburses each such director for reasonable travel and out-of-pocket expenses for attendance at these meetings. Should a director be required to expend an extraordinary amount of time performing a Company task, he/she would be compensated at a rate of $100/hour. One such payment was made in 2007 to Chester Sievert in the amount of $2,400.

Pursuant to the SpectraScience, Inc. Amended 2001 Stock Option Plan, non-employee directors McWilliams, Mulford and Sievert were granted non-qualified stock options to purchase 400,000, 400,000 and 300,000 shares of common stock, respectively, on July 26, 2004 at an exercise price of $0.15 per share. Dr. Pappelbaum joined the board on June 2006 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at an exercise price of $1.09 per share. Mr. Pappajohn joined the board in June 2007 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at $1.10 per share. Governor Tommy Thompson joined the board on September 20, 2007 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at an exercise price of $0.75 per share. The exercise prices of the options was based on the prevailing market price (defined as the closing price) of the common stock on the date of grant.

The options granted to employee and non-employee directors under the Amended 2001 Stock Option Plan expire ten years from the date of grant (subject to earlier termination in the event of death or termination), are not transferable (except by will or the laws of descent and distribution), and become exercisable in three equal annual installments commencing on the date of grant.

The following table shows the compensation earned by each of our non-employee directors as of the year ended December 31, 2007:

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Mark McWilliams (1)	-	-	-	-	-	-	-
Rand Mulford (1)	-	-	-	-	-	-	-
Chester Sievert (2)	$2,400	-	-	-	-	-	$2,400
Stanley J. Pappelbaum, M.D.(1)	-	-	-	-	-	-	-
John Pappajohn	-	-	$202,723 (3)				$202,723
Tommy Thompson	-	-	$155,192 (4)				$155,192

(1)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2007 are 0 and 400,000.

(2)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2007 are 0 and 300,000.

(3)
Mr. Pappajohn was granted a ten-year stock option to purchase 400,000 shares of common stock at an exercise price of $1.10 per share on June 18, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on June 18, 2009. The $202,723 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2007, as per FAS 123(R).

(4)
Mr. Thompson was granted a ten-year stock option to purchase 400,000 shares of common stock at an exercise price of $0.75 per share on September 20, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on September 20, 2009. The $155,192 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 20007, as per FAS 123(R).

Code of Ethics. The Company has adopted a code of ethics applicable to its chief executive officer and senior financial officer. The code is available at no charge by request to the Company in writing, to the attention of the CFO. Additionally, the code is filed with the Securities and Exchange Commission as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2005, and is available at the SEC website (www.sec.gov).

Nomination of Director Candidates. The nominating committee, consisting of non-employee directors, determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, at a minimum, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. In addition, the committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a shareholder in the Company, “independence” for purposes of compliance with the rules of the SEC and the Nasdaq Stock Market, and willingness, ability, and availability for service. Candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government. When current Board members are considered for nomination for reelection, the nominating committee also takes into consideration their prior Company Board contributions, performance and meeting attendance records.

The nominating committee has not utilized the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The nominating committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders who wish to make such a submission may do so by sending the following information to the nominating committee c/o SpectraScience, Inc., Attn: Chief Financial Officer: (1) name of the candidate and a brief biographical sketch and résumé; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as an owner and the number of shares currently held.

This information will be evaluated against the criteria established by the committee and the specific needs of the Company at that time. Based upon such preliminary assessment, candidate(s) who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the committee will determine which nominee(s) to propose for election at the next annual meeting. The committee will use the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the committee by any shareholders in connection with the 2008 Annual Meeting.

Shareholder Communication with the Board. We do not have a formal procedure for shareholder communication with our Board of Directors. In general, our officers are easily accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our CFO at the Company address with a request to forward the same to the intended recipient. All such communications will be forwarded unopened.

We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders

EXECUTIVE COMPENSATION

Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation earnings	All Other Compensation	Total ($)
Jim Hitchin - (1) Chairman, President and CEO	2007	$48,000	-	-	-	-	-	-	$48,000
Jim Dorst - (2) VP Finance and CFO	2007	$12,500	-	-	$154,068 (3)	-	-	-	$166,568

(1)
Mr. Hitchin is the Company’s Chairman, President and CEO. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangements. Effective January 14, 2008. Mr. Hitchin’s annual salary was increased to $200,000 per year.

(2)
Mr. Dorst became the Company’s Vice President of Finance and Chief Financial Officer on December 3, 2007. He does not have a written employment agreement, his salary is not dependent on performance targets, goals or other conditions and he is not subject to any severance or change in control arrangements. Mr. Dorst’s salary is $150,000 per year.

(3)
Mr. Dorst had previously been a consultant for the Company and was granted a stock option to purchase 400,000 common shares at an exercise price of $0.90 on September 7, 2007. Included in the Option Award total compensation of $154,068 is $144,289 in non-cash stock option expense related to consulting expense and incurred prior to his becoming an officer of the Company.

Pension Benefits. The Company does not have a pension benefit plan.

Nonqualified Deferred Compensation. There was no nonqualified deferred compensation in fiscal year 2007 to officers of the Company.

Life Insurance. The Company owns a $2 million life insurance policy on the life of our CEO, Mr. Hitchin. The Company is the beneficiary of the policy.

Grants of Plan-Based Awards, Option Exercises and Stock Vested. The following table describes the outstanding stock option grants to executive officers at fiscal year end. There were no stock options exercised by nor any stock awards granted to officers of the Company for the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jim Hitchin	-	-	-	-	-
Jim Dorst	167,667	333,333	-	$0.90	09/07/17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and any written representations that no Forms 5 was required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 2: AUTHORIZATION OF UNCERTIFICATED SHARES

The securities markets in the U.S. and around the world are rapidly moving toward a paperless environment in which securities transactions and ownership of securities are evidenced solely by electronic records. The Company's transfer agent, Wells Fargo Shareowner Services, has introduced the Direct Registration System ("DRS"), which eliminates paper stock certificates, and the Nasdaq Stock Market has adopted rule changes that require its listed companies to become DRS eligible not later than January 1, 2008. Currently, the Company's Bylaws require certificated shares, thus precluding the Company's participation in DRS. In order to permit such participation, the Board has adopted, and recommends that the shareholders approve, the restatement of Sections 5.01 and 5.03 of the Bylaws, as set forth below. If this proposal is approved by the shareholders, the Board of Directors may adopt a resolution, without further approval by shareholders, to the effect that any or all classes of the Company's stock will be uncertificated shares. Outstanding shares would not be decertificated until surrendered to the Company's transfer agent and registrar. The rights and obligations of the holders of certificated and uncertificated shares of the same class and series will be identical.

Section 5.01 Certificated And Uncertificated Shares. Shares of the capital stock of this corporation may be certificated or uncertificated, as determined by the Board of Directors. If certificated, the certificates shall be in such form or forms as may be determined by the Board of Directors or those actually used in the event the Board fails to act. Certificates shall be signed by the President, a Vice President, Treasurer, or the Secretary or an Assistant Secretary. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional, or other special rights of the various classes of stock or series thereof and the qualifications, limitations, or restrictions of such rights, together with a statement of the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series, shall be set forth in full on the face or back of the certificate (if any) which the corporation shall issue to represent such stock, or, in lieu thereof, such certificate (if any) shall contain a statement that the stock is, or may be, subject to certain rights, preferences, or restrictions and that a statement of the same will be furnished without charge by the corporation upon request by a shareholder. Certificates representing the shares of the capital stock of the corporation shall be in such form not inconsistent with law or the Articles of Incorporation or these Bylaws, as shall be determined by the Board of Directors.

Section 5.03 Transfer Of Stock. The shares of stock of the corporation shall be transferable upon its books only by the record holder of such stock or by attorney lawfully constituted in writing, and, in the case of certificated shares, upon surrender to the corporation of the old stock certificates, properly endorsed, to the person in charge of the stock and transfer books, by whom they shall be cancelled. A record shall be made of each transfer, and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Board of Directors may, by resolution duly adopted, establish conditions upon the transfer of shares of stock to be issued by the corporation, and the purchasers of such shares shall be deemed to have accepted such conditions on transfer upon the receipt of the certificate representing such shares, provided that the restrictions shall be referred to on the certificates or the purchaser shall have otherwise been notified thereof.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Report of Audit Committee. The Audit Committee of the Board of Directors is comprised of three non-employee directors. All members are independent as defined under the rules of The Nasdaq Stock Market.

The Audit Committee held 5 meetings during the fiscal ended December 31, 2007. The meetings were designed to facilitate and encourage communication between the Audit Committee and the Company’s independent public accountants, JH Cohn LLP.

During these meetings, the Audit Committee reviewed and discussed the quarterly and audited financial statements with management and JH Cohn LLP.

The discussions with JH Cohn LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). JH Cohn LLP also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with JH Cohn LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2007, be included in the Company’s annual report on Form 10-KSB.

Independent Public Accountants’ Fees. The firm of JH Cohn LLP, independent public accountants, audited our financial statements for the years ended December 31, 2007 and 2006. Representatives of JH Cohn LLP are not expected to attend the annual meeting.

The following table presents fees for professional services rendered for the two most recent fiscal years.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit fees (1)	$93,550	$81,790
Audit-related fees	0	0
Tax fees	0	0
Tax compliance fees	0	0
Other	11,579	0
	105,129	81,790

(1)
Audit fees include fees billed expected to be billed for transition period ended December 31, 2007 and fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements for that period, the review of our financial statements included in our reports on Form 10-QSB, services in connection with registration statements filed with the SEC, and accounting consultations necessary for the rendering of an opinion on our financial statements.

Our Audit Committee must pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934. Pursuant to its pre-approval policy, the Audit Committee has authorized management to engage Gatto, Pope & Walrick to provide tax planning.

OTHER MATTERS

We are not aware that any matter other than those described in the Notice of Meeting will be presented for action at the meeting. If, however, other matters do properly come before the meeting, it is the intention Mr. Hitchin and Mr. Mulford (the persons named as proxies) to vote the proxied shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The Company’s 2009 Annual Meeting of Shareholders is expected to be held on or about May 1, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about April 1, 2009. In order to be included in the Company’s proxy materials for the 2009 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 6, 2008.

Additionally, if the Company receives notice of a shareholder proposal after February 15, 2009, it will be considered untimely pursuant to SEC Rule 14a-4, and the persons named in the proxies solicited by the Board of Directors for the 2009 Annual Meeting may exercise discretionary voting power with respect to the proposal.

ADDITIONAL INFORMATION

A copy of the Company’s Report to Shareholders for the fiscal year ended December 31, 2007, accompanies this Notice of Annual Meeting and Proxy Statement.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY, UPON RECEIPT OF A WRITTEN REQUEST FOR SUCH REPORT. SUCH REQUESTS SHOULD BE SENT TO:

SPECTRASCIENCE, INC.
Attention: Chief Financial Officer
11568-11 Sorrento Valley Road

By Order of the Board of Directors

Jim Hitchin
Secretary

April 4, 2008

SPECTRASCIENCE, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS - May 5, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jim Hitchin and Rand Mulford, or either of them, proxies or proxy, with full power of substitution, to vote all shares of SpectraScience, Inc. (the “Company”) which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held at The University Club, located at 420 Summit Avenue, St. Paul, MN 55102, on May 5, 2008, at 9:00 a.m., May 5, 2008, at 9:00 a.m., Central Daylight Saving Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

1.	ELECTION OF DIRECTORS:

	FOR all nominees listed	WITHHOLD AUTHORITY to vote for
	below (except as marked to	all nominees listed below ☐
the contrary below) ☐

Jim Hitchin, Mark McWilliams, Rand Mulford, John Pappajohn, Stanley Pappelbaum, M.D., Chester Sievert, Jr., Honorable Tommy Thompson

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.)

2.	TO AMEND THE COMPANY’S BYLAWS TO ALLOW UNCERTIFICATED SHARES

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

	☐ GRANTED	☐ WITHHELD

The power to vote granted by this Proxy may be exercised by Jim Hitchin and Rand Mulford, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting. The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER’S INSTRUCTIONS. IF THE SHAREHOLDER EXECUTES THIS PROXY BUT DOES NOT PROVIDE INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS, FOR THE AMENDMENT TO THE BYLAWS, AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

It is urgent that each shareholder complete, date, sign, and mail this Proxy as soon as possible. Your vote is important!

Dated and Signed ________________, 2008

Signature of Shareholder(s)

Signature of Shareholder(s)

Please sign as your name(s) appears above. When signing as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or partner of a partnership, please provide the name of the entity on whose behalf you are signing and your title.

PLEASE DO NOT FORGET TO DATE THIS PROXY.

I will attend the Annual Meeting of Shareholders. ☐ YES ☐ NO

If YES, number attending: ________.

APPENDIX - AUDIT COMMITTEE CHARTER

Audit Committee Charter
of the Board of Directors
of SpectraScience Inc.

Audit Committee Purpose

The Board of Directors (“Board”) is the ultimate corporate governance body of Spectra-Science Inc. (“Company”). As such, the Board is charged with overseeing all material aspects of the Company’s operations. To assist the Board in performing its oversight role, and to help the Board meet its fiduciary duties to the shareholders of the Company, the Board has created an audit committee (“Committee).

The primary duties and responsibilities of the Committee are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
•	Monitor the independence and performance of the Company’s independent auditors.
•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

Audit Committee Membership

The Committee shall consist of at least two (2) and no more than three (3) independent directors. “Independent director” means a person other than an individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent, disinter-ested judgment in carrying out the responsibilities of a Committee member. Though not all inclusive, the following categories of people shall not be considered independent for audit committee purposes:

(1)	a director who is or was employed by the Company or any of its affiliates for the current or any of the past three years;

(2)	a director who is an immediate family member[1] of any management-level employee of the Company;

(3)
a director who personally accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service; benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(4)
a director who is a partner, controlling shareholder, or an executive officer of any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the securities of the Company or organization) that exceeded 5% of the Company’s or organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

(5)	a director who is employed as an executive of another entity where any of the Company’s executives serve on that entity’s compensation committee.

(1) As used in this charter, the phrase “immediate family member” includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in the director’s home.

All members of the Committee shall have a basic understanding of finance and account-ing and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

The Committee members shall be appointed by the Board, in accordance with the preceding independence requirements. Each appointment shall be for an indefinite term, but the Board may remove Committee members at any time by Board action. If a Committee member is removed or resigns from the Committee, he or she shall serve until a successor is appointed.

The Committee shall elect a chairperson annually. The Chairperson shall create the agenda for the Committee meetings and otherwise preside over Committee meetings. It is expected that the chairperson will ask for management and key Committee advisors (e.g., Company legal counsel, and Company external auditors) to participate in Committee meetings as appropriate.

Meetings

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. A majority of the appointed Committee members shall constitute a quorum and shall be able to conduct the Committee’s business. Minutes of all meetings shall be recorded and maintained by the Committee. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

The Committee should meet privately in executive session with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee will establish a communication process with management and independent auditors if any significant matters arise during the auditors’ limited quarterly reviews.

Duties and Responsibilities

In accordance with the Committee’s purpose, it shall have the following duties and responsibilities:

Audit & Review Function

•	The Committee shall select, or nominate for selection by the Board and/or the shareholders, the Company’s external auditors.

•
The Committee shall ensure receipt of a formal written statement from the external auditors consistent with Independence Standards Board Standard 1 on an annual basis. If the Committee is not satisfied with the external auditor’s assurance of independence, it shall take or recommend to the Board appropriate action to oversee the independence of the external auditor.

•
The Committee shall make clear to management and the external auditors that the external auditors must consider the committee to be its client and not management. Towards this end, the Committee shall meet annually with the external auditors, without management or others present, in order to assess the performance and ethical disposition (i.e., the “tone-at-the-top) of the financial and accounting management and the effectiveness and independence of the internal auditors.

•	The Committee shall review, with or without management consultation, the performance (effectiveness, objectivity, and independence) of the external auditors annually.

•
The Committee shall consider the scope of the annual audit, staffing of the annual audit, and accounting fees for the annual audit to ensure that the economics support the scope and staffing of the annual audit on an annual basis.

•	The Committee shall inquire as to, and be satisfied with, the extent to which the planned audit scope can be relied upon to detect fraud or weaknesses in internal controls.

Risk Management Function

•
The Committee shall inquire of management and external auditors about the adequacy of the Company’s internal control procedures as a complete system, as well as the discovery of any individually material gaps and/or failures in the Company’s internal control procedures.

•
The Committee shall instruct the external auditors, Chief Executive Officer, and Chief Financial Officer that the Committee expects to be advised if there are areas of Company operation that, consistent with the Committee’s purpose, require its special attention.

Financial Reporting

•
The Committee shall obtain from management explanations for all significant budget-to-actual variances in the financial statements between relevant periods as well as trends and significant changes in actual results between relevant periods.

•
The Committee shall inquire about the existence and substance of any significant accounting accruals, reserves, contingencies, and estimates made by management that have a material impact on the financial statements and of the external auditor’s opinions regarding the quality of all such items.

•
The Committee shall inquire as to the external auditor’s views about whether management’s choices of accounting principles (and their application of those accounting principles) are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles and practices are common or are minority practices.

•
The Committee shall inquire as to any material changes in the selection and/or application of accounting principles from the prior period and of the effect of such changes in the Company’s financial statements.

•
The Committee shall inquire of management and the external auditors to ascertain whether there were any significant financial reporting issues that arose during the accounting period and if so how they were resolved.

•
The Committee shall review the letter of management representations given to the external auditors and inquire whether they encountered any difficulties in obtaining the letter or any specific representations therein.

•
The Committee shall discuss with management and the external auditors the substance of any significant issues raised by in-house and outside legal counsel concerning litigation, contingencies, claims, or assessments and understand how such matters are reflected in the Company’s financial statements.

•	The Committee shall inquire of the external auditors to determine whether footnote disclosures adequately clarify and expand on the financial statements.

•
The Committee shall jointly with the Board consider whether the external auditors should meet with the Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have.

•	The Committee shall prepare an annual Audit Committee Report to be presented to the Board. The Audit Committee Report shall include, at a minimum the following representations:

(1)	that the Committee has reviewed and discussed the audited financial statements with management;

(2)	that the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(3)
that the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and many be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence;

(4)
that, based on the review and discussions referred to in paragraphs (1) through (3) of this item, the Committee recommends (or declines to recommend) to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission; and

(5)	that the individual Committee members, and the Committee in the aggregate, complies with the Committee independence requirements set forth in this charter.

The Audit Committee Report may include other information that the Committee deems appropriate. The Committee will prepare the audit Committee Report with the understanding that it’s representations will be used by the Board and the Company to comply with Item 306 of Regulation S-B and Item 7(e)(3) of Schedule 14A as those regulations affect the Company.

General

•
The Committee shall assess and report to the Board on its compliance with this charter on an annual basis. This information may be included in the Audit Committee Report referred to above. The Board shall consider the Committee’s report to the Board pursuant to this requirement (and the Audit Committee Report if prepared separately) to determine if changes to the Committee membership (e.g., composition and member number) are appropriate.

•	The Committee shall recommend to the Board any necessary changes to this charter on an annual basis.

•
The Committee shall conduct an appropriate review of all proposed related party transactions that are individually in excess of $10,000 in order to ensure that such transactions are on terms that are materially similar to those that could be obtained in arms-length transactions with independent third parties or are otherwise fair to and in the best interests of the Company. Documentation of each such review and the Committee’s recommendation to the Board regarding whether the Board should approve or disapprove of the relevant related party transaction shall be maintained by the Committee.

Authority

The committee has authority to:

•	Conduct such studies, analyses, and evaluations necessary to perform duties and fulfill the responsibilities assigned to it by the Board.

•	Have full and independent access to Company personnel, after first notifying the Chief Executive Officer or the Chief Financial Officer of the intention to interview personnel.

•	Have full and independent access to Company financial and other information.

•
Seek and employ such outside consulting assistance as it determines necessary to fulfill its responsibilities. To the extent the Committee determines to expend in excess of $10,000 during any fiscal year on such consulting assistance, it shall seek approval from the Board of such expenditures.

•	Take or cause to be taken all necessary action in order to implement and carry out its responsibilities pursuant to this charter.